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                                                          SEC FILE NUMBER

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                                                             333-36675
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                                                            CUSIP NUMBER


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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                   FORM 12b-25

                           NOTIFICATION OF LATE FILING



(CHECK ONE): /X/Form 10-K / /Form 20-F / /Form 11-K  / /Form 10-Q / /Form N-SAR

          For Period Ended:     December 29, 2000
                              ----------------------------------------
          [ ] Transition Report on Form 10-K
          [ ] Transition Report on Form 20-F
          [ ] Transition Report on Form 11-K
          [ ] Transition Report on Form 10-Q
          [ ] Transition Report on Form N-SAR
          For the Transition Period Ended:
                                          --------------------------------------

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   READ INSTRUCTION (ON BACK PAGE) BEFORE PREPARING FORM. PLEASE PRINT OR TYPE.
NOTHING IN THIS FORM SHALL BE CONSTRUED TO IMPLY THAT THE COMMISSION HAS VERIFIED ANY INFORMATION CONTAINED HEREIN.
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If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:

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PART I  --  REGISTRANT INFORMATION
                             Burke Industries, Inc.
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Full Name of Registrant
                                       N/A
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Former Name if Applicable
                               13767 Freeway Drive
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Address of Principal Executive Office (STREET AND NUMBER)

                       Santa Fe Springs, California 90670
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City, State and Zip Code

PART II  --  RULES 12b-25(b) AND (c)

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate)

     (a) The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;

     (b) The subject annual report, semi-annual report, transition report on Form 10-K, Form 20-F, 11-K or Form N-SAR, or portion thereof, will be filed on or before the fifteenth calendar day following the prescribed
 /X/ due date; or the subject quarterly report of transition report on Form 10-Q, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and

     (c) The accountant's statement or other exhibit required by Rule 12b-25(c) has been attached if applicable.

PART III  --  NARRATIVE

State below in reasonable detail the reasons why Forms 10-K, 20-F, 11-K, 10-Q, N-SAR, or the transition report or portion thereof, could not be filed within the prescribed time period.

(ATTACH EXTRA SHEETS IF NEEDED)         POTENTIAL PERSONS WHO ARE TO RESPOND
SEC 1344 (6/94)                         TO THE COLLECTION OF INFORMATION
                                        CONTAINED IN THIS FORM ARE NOT REQUIRED
                                        TO RESPOND UNLESS THE FORM DISPLAYS A
                                        CURRENTLY VALID OMB CONTROL NUMBER.

Burke Industries, Inc. (the "Registrant") is not able to file its Annual Report on Form 10-K within the prescribed period without unreasonable effort or expense primarily due to the fact that potential irregularities in its reported inventory valuation and operating profit have been identified and will require further investigation and possible adjustment to the Registrant's financial statements.

PART IV  --  OTHER INFORMATION

(1) Name and telephone number of person to contact in regard to this notification

        Greg Geane             (562)                    483-7693
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          (Name)             (Area Code)             (Telephone Number)

(2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If answer is no, identify report(s).
                                                         /X/ Yes      / / No
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(3)  Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?
                                                         /X/ Yes      / / No

     If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

     The Registrant will report a higher net loss in 2000 than was reported in 1999, and expects to report adjustments to its inventory and accounts payable line items. However, until the investigation referred to in Part III has been completed, management is unable to quantify to its satisfaction either the amount of the net loss that was incurred by the Registrant in 2000 or the magnitude of the adjustments that may be required.

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                             Burke Industries, Inc.
           -------------------------------------------------------------
                  (Name of Registrant as Specified in Charter)

has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.

Date       March 28, 2001                By  /s/ Theodore M. Clark
     -----------------------------------    -----------------------------------
                                                    THEODORE M. CLARK
                                                    Chief Executive Officer

INSTRUCTION: The form may be signed by an executive officer of the registrant or by any other duly authorized representative. The name and title of the person signing the form shall be typed or printed beneath the signature. If the statement is signed on behalf of the registrant by an authorized representative (other than an executive officer), evidence of the representative's authority to sign on behalf of the registrant shall be filed with the form.

                                  ATTENTION
----------------------------------          -----------------------------------
  Intentional misstatements or omissions of fact constitute Federal Criminal Violations (See 18 U.S.C. 1001).
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